Filed Pursuant to Rule 424(b)(3)

Registration No.: 333-259381

MERIDA MERGER CORP. I
641 Lexington Avenue, 18th Floor
New York, New York 10022

proxy statement/prospectus/consent solicitation statement SUPPLEMENT

December 22, 2021

TO THE STOCKHOLDERS OF MERIDA MERGER CORP. I:

This corrective supplement to the definitive proxy statement/prospectus/consent solicitation statement of Merida Merger Corp. I dated December 21, 2021 corrects certain disclosures contained in the proxy statement as follows:

Record Date

The definitive proxy statement/prospectus/consent solicitation statement indicated that Merida’s board of directors had fixed the close of business on December 21, 2021 as the date for determining stockholders entitled to receive notice of and vote at the special meeting in lieu of an annual meeting and any adjournment thereof. The correct record date is December 28, 2021. All other information contained in the definitive proxy statement/prospectus/consent solicitation statement remains unchanged.